Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Angela Hersil, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS

SECOND-QUARTER 2011 RESULTS

Second Quarter Consolidated Revenue up 4%

Adjusted Earnings per Share of $2.76 in Q2

Confirm Fy 11 Operating EPS and Free Cash Flow Outlook

BENTON HARBOR, Mich., July 21, 2011 — Whirlpool Corporation (NYSE: WHR) announced today a second-quarter net loss of $(161) million, or $(2.10) per diluted share, compared to net earnings of $205 million, or $2.64 per diluted share reported during the same period last year. Second-quarter 2011 results include the previously announced settlement of a Brazilian collection dispute for approximately $3.78 per share and increased accruals related to the recent developments in the ongoing Embraco antitrust matter of $1.08 per share. On an adjusted basis, excluding these non-operating charges, diluted earnings per share1 totaled $2.76 compared to $2.82 in the prior year. Sales in 2011 were $4.7 billion, compared to $4.5 billion reported in the second quarter of 2010, a 4 percent increase driven by favorable currency trends. Despite the difficult economic environment, global shipments were up year over year.

Second-quarter operating profit totaled $223 million compared with $331 million in the prior year. On an adjusted basis, second quarter 2011 operating profit2 totaled $223 million compared to $298 million in 2010. Results were favorably impacted by cost reduction and productivity initiatives and increased monetization of tax credits. These favorable factors were offset by significantly higher material and oil-related costs and unfavorable product price/mix.

“While the challenging economic environment has kept us from achieving our targeted margins, we delivered a solid quarter,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. “Our continued cost and productivity initiatives coupled with strong product innovation have helped mitigate a volatile demand environment and record levels of material cost inflation. Additionally, our recently announced price increases in key countries around the world help position us for stronger second half performance.”

During the six months ended June 30, 2011, the company reported cash flow used in operating activities of $(234) million compared to cash flow provided by operating activities of $170 million in the prior-year period. Current year results include $212 million in pension contributions. On a year-to-date basis, Whirlpool Corporation reported free cash flow3 of $(473) million compared to $(88) million in the prior-year period.

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Second-quarter sales of $2.4 billion decreased 7 percent from the prior year. Overall, North America unit shipments decreased approximately 5 percent, while U.S. industry unit shipments of major appliances (T7)4 decreased approximately 10 percent.

The North America region reported operating profit of $76 million compared to $200 million (or $167 million on an adjusted basis2) in the previous year. Results were favorably impacted by cost reduction and productivity initiatives as well as lower incentive compensation. These factors were offset by lower industry volumes, higher material costs and unfavorable product price/mix.

Based on the current economic outlook, the company now expects full-year 2011 U.S. industry unit shipments to decrease between 1 percent and 2 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported second-quarter sales of $841 million, a 14 percent increase from the prior year. Unit shipments for the region increased approximately 2 percent. Excluding currency translation, sales decreased approximately 2 percent.

Operating profit totaling $20 million in the second quarter was in line with prior-year results. Unfavorable product price/mix and higher material costs were offset by cost reduction and productivity initiatives.

The company now expects full-year 2011 industry unit shipments to increase 1 percent to 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported second-quarter net sales of $1.3 billion, an increase of 25 percent from the prior year. Latin America unit shipments increased approximately 21 percent. Excluding currency translation, sales increased approximately 16 percent.

The region reported operating profit of $166 million compared to $165 million in the previous year. Results were favorably impacted by increased monetization of tax credits and cost reduction and productivity initiatives. These factors were offset by lower product price/mix and significantly higher material costs.

The company continues to anticipate full-year 2011 appliance industry shipments in the Latin America region will increase approximately 5 percent to 10 percent.

Whirlpool Asia

Whirlpool Asia reported second-quarter sales of $257 million, a decrease of 2 percent from the prior year primarily due to slowing industry demand in India. Asia unit shipments decreased approximately 4 percent. Excluding the impact of currency, sales decreased approximately 5 percent.

Operating profit was essentially unchanged from the prior year as favorable product price/mix offset lower unit volumes and higher material costs.

The company now expects full-year 2011 industry unit shipments in Asia to increase approximately 4 to 6 percent.

Outlook

“We expect global economic volatility to continue in the near term,” said Fettig, “We are rapidly adjusting to a much more challenging global economic environment. Our primary focus is to expand operating margins, which we expect to do throughout the second half of the year. While demand remains positive globally, we expect to continue to see demand volatility as consumers around the world remain impacted by economic uncertainties and high inflation. We believe the announced and implemented price increases, innovation launches, cost reductions, and productivity improvements will drive positive margin improvement throughout the second half.”

The company is reaffirming its annual operating EPS(5) guidance of $12.00 to $13.00 and free cash flow guidance in the range of $400 million to $500 million. Given the current operating environment, Whirlpool is guiding EPS to the low end of the range.

As a result of the non-operating charges incurred during the second quarter, Whirlpool Corporation now, sees its outlook for 2011 diluted earnings per share in the range of $7.25 to $8.25; and GAAP free cash flow between $160 million and $260 million. This guidance maintains the $300 million to $350 million of U.S. energy tax credits and now includes $250 million to $300 million of BEFIEX credit monetization. U.S. cash pension contributions are expected to remain at approximately $300 million.

	2011 Diluted EPS Outlook	(millions of dollars)	2011 Free Cash Flow Outlook
Original Guidance(5)	$12.00 - 13.00	Original Guidance	$400 - 500

Brazilian Collection Dispute*	(3.70) - (3.70)	Brazilian Collection Dispute	(240) - (240)

Embraco Antitrust Matters*	(1.05) - (1.05)	Embraco Antitrust Matters	0 - 0

	$7.25 - 8.25		$160 - 260

*	Earnings per share impact based on full-year outlook for number of diluted shares

Free Cash Flow (Actual and 2011 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles six-month actual 2011 and 2010 and projected 2011 full-year free cash flow with actual and projected cash (used in)/provided by operating activities, the most directly comparable GAAP financial measure.

	Six Months Ended June 30, 2011
(millions of dollars)	2011	2010	2011 Outlook**

Cash provided by / (used in) operating activities	$(234)	$170	$740 - 860

Capital expenditures	(259)	(267)	(600) - (625)

Proceeds from sale of assets	20	9	20 - 25

Free Cash Flow	$(473)	$(88)	$160 - 260

**	Includes 2011 Brazilian collection dispute payment.
(1)	A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to reported diluted earnings per share and other important information, appears on page 12.
(2)	A reconciliation of adjusted operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on pages 12-13.

(3)	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 4.
(4)	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
(5)	Operating EPS guidance (original guidance), a non-GAAP financial measure, is defined as EPS guidance before the non-operating charges incurred in the second quarter of 2011 related to the Brazilian collection dispute and the Embraco antitrust matters. A reconciliation of operating EPS guidance to GAAP EPS guidance appears in the table on page 4 headed “2011 Diluted EPS Outlook.”

SECOND-QUARTER 2011 PRODUCT LAUNCHES

Whirlpool North America Region launched:

•

Whirlpool Gold gas and electric cooktops that offer advanced design and cooking performance. The eco-friendly electric cooktop is easy to clean, withstands intense heat and provides more cooking control. The built-in gas cooktop offers flexibility with continuous cast-iron grates that cover the entire cooking surface.

•

Whirlpool brand ADA-compliant (American with Disabilities Act) ranges. The Whirlpool brand 30-inch self-cleaning ranges meet accessibility guidelines established by the ADA to make daily activities easier for those with limited mobility.

•	The Maytag brand Maxima 9000 front-load high-efficiency washing machine featuring the industry-first PowerSpray feature that applies detergent solution evenly on the washer’s contents.

•	The Maytag brand EcoConserve top-freezer refrigerators featuring improved ENERGY STAR® qualifications, bins that are 50 times stronger than standard bins, and precise temperature control.

•	The KitchenAid brand Architect Series II induction cooktops that offer rapid heating with greater energy efficiency compared to conventional cooktops.

•	Jenn-Air brand induction cooktops that feature the most powerful cooking element available for the home kitchen.

•	The Gladiator brand adjustable workbench that adjusts to varying heights, comes in three widths and has three size options for drawers.

Whirlpool Europe, Middle East and Africa Region launched:

•

The Whirlpool brand Green Generation dishwasher, featuring 6TH SENSE technology to offer superior washing performance and resource savings by automatically choosing the ideal wash cycle and using the lowest water consumption needed.

•

A Whirlpool brand Green Generation chest freezer with Turbo Freeze technology that freezes more rapidly than a conventional freezer, preserving food quality and generating energy savings. 6TH SENSE technology responds immediately to the temperature variation when new food items are added to the freezer and goes into boost mode to freeze the new items, automatically reverting to normal mode once the items are frozen.

•

The Bauknecht brand freestanding, upright freezer with matching cabinet refrigerator that offers minimalistic design and high energy efficiency. The options of using the products separately, placing them in flexible, modular kitchen settings or combining the two appliances were developed as solutions for consumers looking to take maximum capacity.

•	The Bauknecht brand refrigerator with Green Intelligence ProFresh technology that precisely controls the humidity and temperature in the refrigerator.

Whirlpool Latin America Region launched:

•	The Brastemp brand Liberty concept project integrating kitchen and laundry solutions, mixing appliances and furniture for small spaces and providing acessibility for those with special needs.

Whirlpool Asia Region launched:

•

The Whirlpool brand Inverter Ceres washer in China with a revolutionary intelligence variable system that maximizes component output while producing outstanding washing performance and resource efficiency.

•	A Whirlpool brand 360 degree Bloom Wash front-load washing machine in India with new technology that moves clothes in 11 different motions while using nearly 70 percent less water.

SECOND-QUARTER 2011 AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was named one of the Most Respected U.S. Companies by Forbes magazine and the Reputation Institute. This is the fourth consecutive year Whirlpool has been included in the Most Respected Companies list. Whirlpool was ranked 14th on the list.

•	Whirlpool India was named one of the Best Employers in Asia Pacific 2011 by Aon Hewitt. The company was one of only six in India to receive the award.

•	The Great Place to Work® Institute honored Whirlpool India as one of the Best Employers in India 2011, ranking the company 14th on its list of the top 25 companies.

•

Whirlpool Canada was awarded the 2011 ENERGY STAR® Manufacturer of the Year award by Natural Resources Canada. The award recognizes the company’s leadership in offering consumers energy and water efficiency through its leading home appliance brands. Whirlpool has been honored with 24 ENERGY STAR awards overall in North America, more than any other appliance manufacturer.

•

Whirlpool Corporation received several top ratings in a leading U.S. consumer magazine in the refrigeration, cooking and dishwasher categories for Whirlpool, Maytag, Amana, KitchenAid and Jenn-Air brands. The company scored No. 1 ratings in the French-door bottom-mount refrigerator, conventional bottom freezer, built-in refrigerator, 30-inch and 36-inch dual-fuel range categories.

•	The Whirlpool brand received Gold Awards in the Readers Digest Asia Trusted Brand Survey 2011 in both the Refrigerator and Washing Machine categories.

•

In Europe, the KitchenAid brand Chef Touch cooking system received the Red Dot design award in the Product Design category recognizing outstanding design concept and quality, value and innovation content.

•

The Bauknecht brand received a total of 14 Plus X Award seals, including five for Best Product of the Year 2011. The Plus X Award is Europe’s biggest technology competition, bestowing awards for excellence in innovation, design, ease of use/functionality, ergonomics and ecology.

•	The Brastemp brand received the Top of Mind award by Amanhã magazine in the appliances category.

•	Whirlpool Latin America received its 12th excellence in customer service award from Consumidor Moderno magazine.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (5) the effects and costs of governmental investigations or related actions by third parties; (6) the ability of Whirlpool to achieve its business plans, price increases, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (7) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (8) product liability and product recall costs; (9) the ability of Whirlpool to manage foreign currency fluctuations; (10) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (11) inventory and other asset risk; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(Millions of dollars, except per share data)

	Three Months Ended
	2011	2010
Net sales	$4,730	$4,534

Expenses
Cost of products sold	4,061	3,773

Gross margin	669	761

Selling, general and administrative	425	401

Intangible amortization	7	7
Restructuring costs	14	22

Operating profit	223	331

Other income (expense)
Interest and sundry income (expense)	(538)	(69)
Interest expense	(55)	(55)

Earnings (loss) before income taxes and other items	(370)	207

Income tax benefit	(206)	(8)

Earnings (loss) before equity earnings	(164)	215

Equity in loss of affiliated companies	—	—

Net earnings (loss)	(164)	215

Less: Net earnings (loss) available to noncontrolling interests	(3)	10

Net earnings (loss) available to Whirlpool	$(161)	$205

Per share of common stock

Basic net earnings (loss) available to Whirlpool	$(2.10)	$2.69

Diluted net earnings (loss) available to Whirlpool	$(2.10)	$2.64

Dividends	$.50	$.43

Weighted-average shares outstanding (in millions)
Basic	76.8	76.2
Diluted	76.8	77.7

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited)
	June 30, 2011	December 31, 2010
Assets
Current Assets
Cash and equivalents	$845	$1,368
Accounts receivable, net of allowance of $72 and $66, respectively	2,455	2,278
Inventories	3,071	2,792
Deferred income taxes	182	204
Prepaid and other current assets	662	673

Total current assets	7,215	7,315

Property, net of accumulated depreciation of $6,989 and $6,660, respectively	3,213	3,134
Goodwill	1,729	1,731
Other intangibles, net of accumulated amortization of $163 and $146, respectively	1,780	1,789
Deferred income taxes	1,633	1,305
Other noncurrent assets	344	310

Total assets	$15,914	$15,584

Liabilities And Stockholders’ Equity
Accounts payable	$3,827	$3,660
Accrued expenses	1,262	671
Accrued advertising and promotions	312	426
Employee compensation	386	467
Notes payable	15	2
Current maturities of long-term debt	363	312
Other current liabilities	704	611

Total current liabilities	6,869	6,149

Noncurrent Liabilities
Long-term debt	2,143	2,195
Pension benefits	1,312	1,519
Postretirement benefits	465	610
Other noncurrent liabilities	626	791

Total noncurrent liabilities	4,546	5,115

Stockholders’ Equity
Common stock, $1 par value, 250 million shares authorized, 106 million shares issued and 76 million shares outstanding	106	106
Additional paid-in capital	2,184	2,156
Retained earnings	4,617	4,680
Accumulated other comprehensive loss	(687)	(893)
Treasury stock, 30 million shares	(1,822)	(1,823)

Total Whirlpool stockholders’ equity	4,398	4,226

Noncontrolling interests	101	94

Total stockholders’ equity	4,499	4,320

Total liabilities and stockholders’ equity	$15,914	$15,584

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

SIX MONTHS ENDED JUNE 30

(Millions of dollars)

	2011	2010
Operating activities
Net earnings	$14	$389

Adjustments to reconcile net earnings to cash (used in) provided by operating activities:
Depreciation and amortization	286	273
Curtailment gain	—	(62)
Settlement of Brazilian collection dispute	444	56
Changes in assets and liabilities:
Accounts receivable	(105)	(2)
Inventories	(199)	(577)
Accounts payable	33	331
Accrued advertising and promotions	(121)	(112)
Product recall	(13)	64
Taxes deferred and payable, net	(305)	(47)
Accrued pension	(205)	(9)
Employee compensation	(85)	(53)
Other	22	(81)

Cash (used in) provided by operating activities	(234)	170

Investing activities
Capital expenditures	(259)	(267)
Proceeds from sale of assets	20	9
Investment in related businesses	(7)	(18)
Other	(31)	—

Cash used in investing activities	(277)	(276)

Financing activities
Proceeds from borrowings of long-term debt	300	—
Repayments of long-term debt	(306)	(372)
Dividends paid	(71)	(66)
Purchase of noncontrolling interest shares	—	(12)
Common stock issued	14	72
Net proceeds from short-term borrowings	13	2
Other	(8)	(4)

Cash used in financing activities	(58)	(380)

Effect of exchange rate changes on cash and equivalents	46	(44)

Decrease in cash and equivalents	(523)	(530)
Cash and equivalents at beginning of period	1,368	1,380

Cash and equivalents at end of period	$845	$850

SUPPLEMENTAL INFORMATION – CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions of dollars except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted operating profit, adjusted earnings before income taxes and other items (hereafter referred to as “adjusted earnings before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended June 30, 2011.

	Three-Months Ended June 30, 2011
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share

Reported GAAP measure	$223	$(370)	$(2.10)

Brazilian Collection Dispute & Embraco Antitrust Matters(a)	—	522	4.86

Adjusted Non-GAAP measure	$223	$152	$2.76

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended June 30, 2010.

	Three-Months Ended June 30, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share

Reported GAAP Measure	$331	$207	$2.64

Brazilian Collection Dispute Accrual (b)	—	53	0.45

OPEB curtailment gain (c)	(33)	(33)	(0.27)

Adjusted Non-GAAP measure	$298	$227	$2.82

Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended June 30, 2010.

	Three-Months Ended June 30, 2010
	Segment Operating Profit	Postretirement Benefit Plan Curtailment Gain(c)	Adjusted Segment Operating Profit

North America	$200	$(33)	$167

Europe	20	—	20

Latin America	165	—	165

Asia	15	—	15

Other/Eliminations	(69)	—	(69)

Total Whirlpool	$331	$(33)	$298

Footnotes:

a.	During the June 2011 quarter, we recognized expenses of approximately $522 million related to the settlement of a previously disclosed Brazilian collection dispute and increased accruals related to the ongoing Embraco antitrust matters. The diluted earnings per share impact is calculated based on an income tax impact of $149 million related to the Brazilian collection dispute.

b.	During the June 2010 quarter, we recognized an expense of $53 million related to a previously disclosed Brazilian collection dispute. The diluted earnings per share impact is calculated based on an income tax impact of approximately $18 million.

c.	During the June 2010 quarter, we recognized a curtailment gain of $33 million related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $12 million.

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